Exhibit 10.14

November 30, 2006

Ms. Dorice E. Pepin

SUBJECT: REVISED WTAS OFFER LETTER

Dear Dorice:

It is with great pleasure that we extend an offer to you to join Wealth and Tax Advisory Services, Inc. (“WTAS”) under the following terms:

Function/Title:	Managing Director reporting to the Head of the Chicago office, currently Joseph P. Karczewski.

Starting Date:	No later than January 8, 2007

Base Compensation:	Your compensation will be paid at the rate of $400,000 per annum (less applicable deductions), payable in accordance with WTAS’s regular payroll practices. At all times, you will be an “at-will” employee.

Incentive Bonus:

For calendar years 2007, 2008 and 2009 you will be eligible to receive incentive bonus in an amount equal to twenty percent (20%) of the net revenue collected, greater than $1,600,000 up to $5,000,000, from Qualified Engagements (as defined below) by you during each period of time referred to above (calendar years 2007, 2008 and 2009).

The 2007, 2008 and 2009 incentive bonuses, if any, will each be payable in cash in the first quarter of the following year, and will be paid in accordance with WTAS’s then current policy with respect to payment of bonuses. In order to receive any incentive payment, you must be in “active working status” at the time of any Bonus payment. To be clear, you will not be entitled to receive any bonus under this paragraph if, during the period of time in question (2007, 2008 or 2009) you fail to collect fees in excess of $ 1,600,000 in 2007, $ 1,600,000 in 2008 or $ 1,600,000 in 2009).

For purposes of this agreement, “Qualified Engagements” shall mean clients for which you maintain primary relationship management responsibility or new client engagements managed by other Managing Directors which are a direct result of your introduction of the client to WTAS. When crediting qualified client engagements by Managing Directors, there will be an equitable sharing between such Managing Directors of net revenues for purposes of determining incentive bonus where both Managing Directors have an incentive agreement. The Managing Director leading the San Francisco office shall resolve any questions concerning Qualified Engagements in his or her sole discretion and such determination shall be conclusive, final and binding on the parties.

Retention Bonus:	You will be eligible to receive a retention award in an amount equal to $300,000 (“Retention Award”) on or about sixty (60) days, except if there is a blackout period, from the date you commence employment with WTAS (“Starting Date”). The Retention Award is subject to the HSBC Holdings plc Restricted Share Plan (the “Plan”), and the vesting requirements therein, consistent with this paragraph. Not later than sixty (60) days from the Starting Date, the Company will recommend to the

Trustees of the Plan that the Retention Award be paid in restricted shares under the Restricted Share Plan. Assuming that the Trustees accept the recommendation of the Company the Restricted Shares will vest as follows: one-third (1/3) shares will vest March 2010, one-third (1/3) shares will vest in March 2011, and the remaining one-third (1/3) shares will vest on March 31, 2012. Taxes, withholdings and other required applicable deductions will be made on the vesting date. In order to receive these restricted shares, you must be in an “active working status,” as set forth below, at the time of vesting and have satisfactorily performed your duties and responsibilities.

Discretionary Bonus:

You will also be eligible to receive a discretionary bonus pursuant to WTAS’s discretionary bonus plan. Under the WTAS discretionary bonus plan (Plan), any discretionary bonus will be awarded at the sole discretion of WTAS and may be based on factors including the performance and profitability of WTAS and your business area. In addition, any such discretionary bonus will be subject to the Plan. In accordance with the Plan, WTAS may recommend to the Trustees that a percentage of the discretionary bonus be awarded in Restricted Shares.

Furthermore, in order to be eligible for a discretionary bonus, you must be in an active working status at the time of the discretionary bonus payment.

Active Working Status:	For purposes of the agreement “active working status” means that an employee is not on any type of leave, or has not resigned (or given notice of his/her intention to resign) or has not been terminated from employment (or been given notice of his/her termination from employment).

Representation:

Except as set forth in the attached Exhibit A, you represent that you are free to accept employment with WTAS, without any contractual restrictions, express or implied, with respect to any of your prior employers, including, but not limited to, restrictive covenants, nonsolicitation restrictions or garden leaves. Your failure to disclose contractual restrictions with your prior employers shall constitute “cause” to terminate this agreement. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct, including litigation, arbitration or disputes involving clients or former clients other than those disclosed in Exhibit B. Furthermore, you represent that all information that you provide or provided to WTAS is complete and accurate, including the terms of your compensation at your current employment.

WTAS will indemnify you and provide legal counsel for you, at no cost to you, if you are named or threatened to be named as a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that you have resigned your employment with your current employer to begin employment with WTAS, or if a claim is brought stemming from any alleged breach by you of the restrictive covenants you entered into with your current employer or prior employer (as set forth in Exhibit A) while acting on behalf of WTAS, if you have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of WTAS. Notwithstanding the indemnity obligation described in the preceding sentence, WTAS shall have no obligation to indemnify you in the event you incur any cost or loss by reason of Section 8(f) of your Managing Director Agreement (as set forth in Exhibit A).

Please provide a list of prospective clients that may engage WTAS (subject to WTAS’s client acceptance policies) upon your joining our firm. (Exhibit C)

Registration:	The position that you have been offered may require testing and/or registration. All necessary testing and/or registration requirements have been completed. As an employee of WTAS you will be required to report some of your investments in accordance with WTAS disclosure policies.

Resignation or Termination of Employment For Cause:

In the event that you resign or your employment is terminated by WTAS for cause at anytime, you will not be entitled to any discretionary bonus (discretionary or otherwise) or any termination payments, or any unvested Restricted Shares that may be awarded to you as part of your bonuses. You will be entitled to salary and other benefits earned prior to your resignation or termination.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude, or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to banks, investment banks, broker dealers, investment advisors, or the banking and securities industry generally; (iii) you committed an act constituting a breach of fiduciary duty, negligence, or misconduct; (iv) you engaged in conduct that violated WTAS’s internal policies or procedures; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; or (vii) you breached your obligations as set forth in this Agreement or you failed to perform your duties as an employee of WTAS, including the termination of your employment as a result of your death or permanent disability.

Termination of Employment Other Than For Cause:	In the event that your employment is terminated by WTAS other than for cause: (1) you will receive earned but unpaid salary through the date of the termination of your employment, but will not be eligible for any unpaid bonus compensation, (2) in consideration for you signing a general release of claims against WTAS, its officers, employees and affiliates, you will receive any unvested portion of your Retention Bonus; and (3) you will receive the value of any accrued but unpaid benefits, such as vacation pay, to which you are entitled under the WTAS benefit plans then in effect, and if applicable.

Pre-Employment Screen:	This offer of employment is subject to satisfactory completion of WTAS’s pre-employment screening process which includes, but is not limited to, a fingerprint check. Two (2) completed fingerprint cards need to be submitted at least five (5) days prior to the first date of employment. Please refer to the enclosed fingerprint cards and instructions on how to complete this requirement.

Benefits:	Effective the thirty-first (31) day of your employment, you and your eligible dependents will be covered under WTAS’s health insurance plan, subject to its exclusions and limitations. Further details of your benefits will be discussed upon the commencement of your employment.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the State of New York.

Modification:	This agreement contains the entire understanding of the parties and supersedes all prior written and oral agreements or understandings on the subject of your employment by WTAS, and may be modified only in a document signed by the parties and referring explicitly hereto.

Nothing in this agreement is intended to guarantee you a term of employment at WTAS for a fixed period of time. Rather, you are an “at-will” employee. Either you or WTAS may terminate your employment at any time, for any reason or no reason at all, subject to the provisions of this agreement.

This offer of employment is subject to satisfactory completion of WTAS’s pre-employment screening process which includes, as detailed above, a fingerprint check. Your two (2) completed fingerprint cards should be mailed to our Corporate Security office via FedEx using the mailing label provided. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form 1-9 and present proof of identity and employment eligibility. Please provide the necessary documentation no later than your first day of work.

If you accept this offer, please sign and date this letter in the spaces provided below, and return the signed letter to Mary Williams, care of WTAS at 101 Second Street, Suite 700, San Francisco, CA 94105. A self-addressed, stamped envelope is enclosed for your convenience. In the event that you do not sign and return a fully executed original of this letter on or before December 15, 2006, this offer shall expire and the terms and conditions of this letter shall have no force and effect.

We look forward to having you on board.

Very truly yours,

/s/ Mark Vorsatz

Mark Vorsatz

Managing Director

Enclosures

I accept the conditions stated herein and will commence on: TBD – Post 1/1/07

(My Exhibit A ( compete), Exhibit B (Representation) and Exhibit C (Prospective Client List) are attached.

Signed:	/s/ Dorice E. Pepin	Dated:	12/6/06
Dorice E. Pepin